Exhibit 99.2
CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, FIRST QUARTER
May 1, 2012 @ 11:00 AM ET

Stephen:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss first quarter results. Joining me today is John Foy, CBL's Chief Financial Officer and Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations, who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's most recent Annual Report on Form 10-K. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

During this call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on Form 8-K along with a transcript of today's comments and additional supplemental schedules. This call will also be available for replay on the Internet through a link on our website at cblproperties.com.

Stephen:

Thank you, Katie.

We are pleased that 2012 has started out so well for CBL. Our results for the first quarter show continued progress in driving growth in our core portfolio. Occupancy increased 150 basis points from this time last year. Sales growth was particularly strong with a comp store increase of just under 6%. Lease spreads increased over 7%, and same-center NOI grew by 1.5%. We're also laying the groundwork for future growth at CBL, sourcing attractive new investments to add value to our portfolio.

Over the past year we have made meaningful progress building our presence in the outlet industry, with two ground-up development projects and our recent investment in two operating outlet centers. In aggregate, outlets comprise a small percentage of our revenues, but we are encouraged by the potential we see in that area. Many retailers have made their outlet strategy a priority and this sector will provide one of our best avenues for external growth over the next few years. Horizon has been a terrific partner for us. Through this venture, we see additional opportunities for new outlet projects where we will be able to meet our pre-leasing requirements and achieve attractive financial returns.

We recently announced our investment in two additional outlet centers that are operated by Horizon. We acquired a 75% stake in The Outlet Shoppes at El Paso and a 50% interest in The Outlet Shoppes at Gettysburg. The blended cap rate was very attractive in the high 7s and we see near and long term growth prospects for both centers. The Outlet Shoppes at El Paso, opened in 2007 with 350,000 square feet, is 99.6% leased with sales trending towards $400 per square foot. The center serves a market with more than two million residents plus a significant tourist population, and is located near the Fort Bliss army base, which is benefiting from the BRAC program. The Outlet Shoppes at Gettysburg is a 250,000-square-foot center, which serves the more than two million tourists that visit the area annually. A new $95 million civil war museum opened just a few years ago and is driving additional traffic to the center. Sales are in the mid-200s per square foot today, and we are working on re-tenanting opportunities to increase sales. Both centers also have additional land available for future expansions.

DEVELOPMENT

On the development side, construction is set to start in the next few weeks on The Outlet Shoppes at Atlanta located in the affluent suburb of Woodstock, north of the city. The 370,000 square foot project is approximately 70% leased or committed with a first-class line-up of retailers including Saks Fifth Avenue OFF 5TH, Nike, Levi's, Brooks Brothers, Converse, and Cole Haan. Similar to The Outlet Shoppes at Oklahoma City, this project will be developed in a 75/25 joint venture with Horizon Group, with an initial unleveraged yield above 10%.

We are also pursuing plans to add a second phase to our project in Oklahoma City. Sales for this project are in the $400 psf range, and it continues to exceed our financial projections. Phase II will encompass approximately 30,000 square feet and will be under construction shortly.

Other important sources of growth are expansions and redevelopments to our existing centers. We recently celebrated openings for several major boxes within the CBL portfolio. In Maryville, TN, at our Foothills Mall, we opened a new Carmike 12-Screen during the first quarter. The theater filled the former second Belk location in the mall which closed so they could consolidate their operations into and renovate their other location at the mall. The theater has already proved to be a great addition to the mall and has exceeded performance expectations.

At the end of April we celebrated the grand opening of American Girl at Chesterfield Mall in St. Louis. The opening crowds and sales were more than double American Girls' projections. This store should drive new traffic and lift the sales of the mall.

Last month, Microsoft announced they would be opening a store at our Oak Park Mall in Kansas City. This is only their 20th store, so it is very exciting and should be another great attraction for the center.

Our renovation program for this year includes four malls, Cross Creek Mall in Fayetteville, NC, Mall del Norte in Laredo, TX, Post Oak Mall in College Station, TX and Turtle Creek Mall in Hattiesburg, MS. The aggregate expenditure for the renovations is estimated at approximately $20 million. These renovations are important to the continued growth of the centers, helping to attract new retailers and driving traffic and sales.

RETAIL SALES:

First quarter sales at our malls increased 5.9%; solid evidence of the improving consumer demand in our markets. Of the nine consecutive quarters of positive sales growth the CBL portfolio has posted, this is our largest quarterly increase. The sales results were helped by the earlier Easter holiday combined with mild weather as well as improvements in consumer confidence. As the economic recovery progresses, we anticipate improved sales for the remainder of the year.

LEASING AND OCCUPANCY

A number of retailers have recently announced significant expansion plans for the coming years. This is very encouraging and coupled with the positive sales trends, bodes well for the CBL portfolio. Additionally, during the quarter we did not experience any major bankruptcies or store closure announcements. In the first quarter this strong demand translated into our portfolio occupancy improving 150 basis points over the prior year to 91.8%. Occupancy in the malls grew 150 basis points over the prior year to 91.9%.

We are continuing to make progress in our leasing spreads. Overall leases for stabilized malls during the quarter were signed at a 7.7% increase over the prior gross rent per square foot. Renewal leasing spreads were down 60 basis points over the prior rents and new leases were signed at a 43.6% increase over prior rents. New leasing was helped by the replacement of several tenants that were on short term leases. We back-filled Gap and Abercrombie stores with new retailers such as White House| Black Market, Lego, Apple, Pandora, Microsoft and Victoria Secret's PINK. We anticipate continuing to benefit from this conversion. We are focused on pushing renewal spreads as well as maintaining the increases we are seeing on new leasing.

DISPOSITIONS/ACQUISITIONS

In the first quarter we completed the sale of two centers. In January we closed on the previously announced sale of Oak Hollow Square, a community center in High Point, NC. We also sold the second phase of Settlers Ridge in Pittsburgh, PA. The two centers were sold at an aggregate sales price of $33.4 million.

I'll now turn it over to John for the financial review.

John:

Thank you, Stephen.

Year-to-date we completed approximately $195 million in financings at a weighted average rate of 5.09%. These financings generated net cash proceeds of more than $79 million after repayment of the existing loan balances. Both new loans are ten-year, non-recourse loans. We achieved significant interest rate savings as the previous loans carried an interest rate of 6.51%.

On the last earnings call we mentioned that we had taken advantage of favorable short-term rates by placing several of our 2012 mortgage maturities in our lines of credit while we worked to complete new permanent financings. The two new mortgages that we just completed were a part of this pool. We have term sheets for all but one of the remaining 2012 maturities. The debt markets are very attractive for quality sponsors and we have received interest from CMBS lenders as well as institutions and banks. We anticipate completing these financings within the next several months.

We finished the quarter with close to $800 million of availability on our lines of credit. Our coverage ratios remain very sound, with an interest coverage ratio of 2.5 times and fixed charge coverage of 1.9 times. Our debt to GAV ratio was 51% at quarter-end. Today more than 80% of our debt is non-recourse and property-specific.

FINANCIAL REVIEW:

First quarter 2012 FFO per share was $0.49 per share, compared with $0.46 per share in the prior year, excluding a $0.17 per share gain on extinguishment of debt in the prior-year period.

Our same-center NOI growth in the mall portfolio was encouraging, increasing 1.7% over the prior year. Same-center NOI growth for the total portfolio was also healthy at 1.5%.

FFO and NOI benefited from both occupancy and rent increases, as well as from lower snow removal and bad debt expense in the quarter.

Other major items in earnings results included:

•
G&A as a percentage of revenue was 5.5% for the first quarter compared with 4.4% in the prior-year period. G&A was higher as a percentage of revenues in the current quarter due to lower revenue resulting from the deconsolidation TIAA joint venture properties.

•	Our cost recovery ratio for the first quarter 2012 was 94.8% compared with 95.4% in the prior-year period.

•	We recorded bad debt expense of $667,000 for the first quarter 2012 compared with $1.4 million in the prior year period.

•
Variable rate debt was 12.7% of total market capitalization versus 15.9% at the prior period. Variable rate debt represents 22.8% of our share of consolidated and unconsolidated debt, compared with 26.6%.

GUIDANCE:

Based on our current outlook and expectations, we are maintaining guidance for 2012 FFO in the range of $1.95 to $2.03 per share. The guidance assumes NOI growth in the range of 0 to 1%, outparcel sales in the range of $3 to $5 million for the year and portfolio occupancy flat to up 50 basis points for the year.

CONCLUSION:

This year we have already taken advantage of several attractive investment opportunities. We are excited to add these new sources of growth to our portfolio as they will contribute to CBL's future success. Our existing portfolio is also improving and benefiting from increases in retailer demand and limited new supply. Our leasing team is currently ramping up for a very busy ICSC RECon in Las Vegas this month. We will have the full contingent in the leasing hall and look forward to visiting with many of you. We are pleased with the strong start to the year and to continuing this momentum throughout the remainder of 2012. We appreciate everyone joining us today and would now be happy to answer any questions you may have.

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